Exhibit 4.10

51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

VERSES AI Inc. (the “Company” or “VERSES”)

205 - 810 Quayside Drive

New Westminster, British Columbia V3M 6B9

Item 2	Date of Material Change

August 14, 2024

Item 3	News Release

The news release was disseminated August 14, 2024 disseminated through Globe Newswire and subsequently filed on SEDAR+.

Item 4	Summary of Material Change

The Company announced that third party logistics company NRI USA, LLC (“NRI”) is upgrading to the GENIUS beta program. Due to the change of platform and structure of the GENIUS offering, the existing SaaS contract dated August 25, 2021 is being voided by both parties and no further obligations are required on behalf of either party in respect of the SaaS contract.

Item 5	Full Description of Material Change

5.1	Full Description of Material Change

The Company announced that NRI is upgrading to the GENIUS beta program. Due to the change of platform and structure of the GENIUS offering, the existing SaaS contract dated August 25, 2021 is being voided by both parties and no further obligations are required on behalf of either party in respect of the SaaS contract. The two companies intend to enter into a new contract for GENIUS on terms being negotiated by the parties.

5.2	Disclosure for Restructuring Transactions

N/A

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

N/A

Item 7	Omitted Information

None

Item 8	Executive Officer

For further information, contact:

Kevin Wilson

Chief Financial Officer

Tel. (323) 868-0514

Email: Kevin.w@verses.io

Item 9	Date of Report

August 16, 2024

Cautionary Note Regarding Forward-Looking Statements

When used in this material change report, the words “estimate”, “project”, “belief”, “anticipate”, “intend”, “expect”, “plan”, “predict”, “may” or “should” and the negative of these words or such variations thereon or comparable terminology are intended to identify forward-looking statements and information. Although VERSES believes, in light of the experience of their respective officers and directors, current conditions and expected future developments and other factors that have been considered appropriate, that the expectations reflected in the forward-looking statements and information in this material change report are reasonable, undue reliance should not be placed on them because the parties can give no assurance that such statements will prove to be correct. The forward-looking statements and information in this material change report include, among other things, the statement regarding the Company and NRI expecting to enter into a new contract.

There are risks and uncertainties that may cause actual results to differ materially from those contemplated in those forward-looking statements and information. In making the forward-looking statements in this material change report, the Company has applied various material assumptions. By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements. There are a number of important factors that could cause VERSES actual results to differ materially from those indicated or implied by forward-looking statements and information. Such factors include, among others: the ability of the Company to negotiate a new commercial agreement with NRI. The Company undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of its securities or its financial or operating results (as applicable).

Additionally, forward-looking statements involve a variety of known and unknown risks, uncertainties and other factors which may cause the actual plans, intentions, activities, results, performance or achievements of the Company to be materially different from any future plans, intentions, activities, results, performance or achievements expressed or implied by such forward-looking statements. Such risks include, without limitation: the risk that the Company will be unsuccessful in negotiating a new commercial agreement with NRI. VERSES cautions that the foregoing list of material factors is not exhaustive. When relying on VERSES’ forward-looking statements and information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. VERSES has assumed that the material factors referred to in the previous paragraph will not cause such forward- looking statements and information to differ materially from actual results or events. However, the list of these factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors. The forward-looking information contained in this material change report represents the expectations of VERSES as of the date of the news release and, accordingly, are subject to change after such date. VERSES does not undertake to update this information at any particular time except as required in accordance with applicable laws.

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